Exhibit 99.1

REVOCATION OF
VOTING AGREEMENT
Andrew P. Skotdal, Skotdal Enterprises, Inc., Skotdal Quality Investments, L.L.C., and Arthur & Marianne Skotdal Revocable Living Trust (collectively, the “Shareholders”) do hereby revoke the Shareholders’ Voting Agreement dated May 9, 2008. The effective date of this revocation is May 25, 2010. Craig G. Skotdal hereby acknowledges receipt of written notice of such revocation.
CRAIG G. SKOTDAL

May 27, 2010	/s/ Craig G. Skotdal
Craig G. Skotdal

THE SHAREHOLDERS

May 27, 2010	Skotdal Quality Investments, L.L.C.
by /s/ Arthur W. Skotdal
Arthur W. Skotdal, Member

May 27, 2010	/s/ Andrew P. Skotdal
Andrew P. Skotdal

May 27, 2010	Skotdal Enterprises, Inc.
by /s/ Arthur W. Skotdal
Arthur W. Skotdal, President

May 27, 2010	Arthur & Marianne Skotdal Revocable Living Trust
by /s/ Craig G. Skotdal
Arthur W. Skotdal, Trustee